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                                                                    EXHIBIT 10.9

[ELEMENTS
FROM NEURON DATA LOGO]


                                         February 13, 1998

Mr. Eric L. Kintzer
112 Yale Road
Menlo Park, CA 94025

Dear Eric:

Neuron Data, Inc. (the "Company") is very pleased to extend this offer of employment to you to serve as the Company's Vice President & CTO. We believe that you will be a tremendous addition to the Neuron Data team and we are all very excited about the prospect of you joining us. The terms and conditions of your employment, should you decide to accept our offer, are as follows:

 .  Compensation: Your monthly rate of base salary will be $12,500.00 (an annual
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   rate of $150,000) payable in accordance with the Company's standard payroll practice for salaried employees.

 .  Bonus: You will be eligible to receive an annual incentive bonus targeted at
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   twenty-five percent (25%) of your base salary under the Company's Management
   Bonus Program, which is attached. Under the plan, your Individual Performance Targets will be set upon commencement of your employment. See Amendment.

 .  Stock Options: Following the commencement of your employment, we will
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   recommend to the Board of Directors that you receive an "incentive stock option" of 150,000 shares of the Company's common stock at an exercise price per share equal to the fair market value of the Company's common stock on the date the option is granted, and in accordance with the Company's Stock Option Plan and Stock Option Agreement. This option will vest as to 25% of the shares subject to the option on the first anniversary of the grant and the remaining shares will vest monthly thereafter through the fourth anniversary of the grant. In the event of a change of control of the Company, vesting will accelerate to the extent of 50% of the unvested portion of the option on the closing date of the change of control, subject to a minimum aggregate vesting of two-thirds of the option.

 .  Benefits: During your employment, Neuron Data will provide you and your
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   eligible dependents with health benefits in accordance with the Company's health plan (summary attached). You will be entitled to time off in the amount of ten vacation days, increasing after three years per the Company Policy, three personal days, and designated national holidays. See Amendment.

 .  Proprietary Information and Inventions Agreement: You will be required, as a
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   condition to your employment with the Company, to enter into the Company's standard Employee Proprietary Information Agreement (enclosed). Please have this completed by your first day of employment.
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Mr. Eric L Kintzer
February 13, 1998
Page Two


 .  Start Date: Your employment with Neuron Data will begin March 25, 1998.
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 .  Period of Employment: All employment with the Company is "at will", meaning
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   that either you or the Company will be entitled to terminate your employment with the Company, with or without cause, at any time. You understand and agree that only the Company President can enter into an agreement on any other terms and he or she can only do so in writing signed by him or her and you.

 .  Arbitration: Except with respect to matters for which injunctive relief is
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   sought pending arbitration under California law, all questions, disputes, and/or controversies that may arise out of or in connection with this agreement, arbitration shall be conducted in Mountain View, California, in accordance with the rules of the American Arbitration Association. Each party hereto shall select one arbitrator and the two arbitrators shall jointly select a third arbitrator. Each party agrees that the arbitrators may not award punitive damages for or against either party. The decision of a majority of the arbitrators shall be final and binding upon both parties, who hereby agree to comply therewith.

 . In addition to the matters set forth above, the Company has personnel policies relating to the other terms and conditions of employment at the Company, and that though the Company may change these policies from time to time at its sole discretion, the voluntary "at will" nature of your employment will not be changed.

Eric, I hope that you find the foregoing terms acceptable, and look forward to your response to this offer by Friday, February 20, 1998. You may indicate your acceptance of employment by signing and dating the enclosed duplicate original of this letter and returning it to me by the above date. We believe that in your role as the Company's Vice President & CTO you will make a significant contribution to the Company's future success, and we look forward to welcoming you to the Neuron Data Team.

                                    Very truly yours,

                                    /s/ Michael A. Braun

                                    Michael A. Braun
                                    President & CEO

AGREED TO AND ACCEPTED BY:

/s/ Eric L. Kintzer                 22 February 1998
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Eric L. Kintzer                     Date
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Amendment to the "Terms and Conditions" within the "Offer of Employment by
Neuron Data, Inc. to Eric Kintzer".

Bonus: A portion of the first year's bonus is advanced to Eric Kintzer in the
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amount of $1,500 per month. The bonus advanced shall be deducted from any bonus earned and disbursed in FY1999 through the normal terms of the Neuron Data Management Bonus Program, dated April 1998. The last advance amount ($1,500/month) is paid in the March 1999 payroll or on termination of employment, whichever is earlier.

Benefits Summary: Personal Days: Eric Kintzer is entitled to 5 personal days per
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year. (Change from 3 days per year)

Benefits Summary: Life Insurance/AD&D: Eric Kintzer is entitled to twice base
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salary (2X) life insurance. (Change from $100,000). Eric Kintzer is entitled to
Accidental Death and Dismemberment Insurance in an amount equal to the life insurance benefit.


AGREED TO AND ACCEPTED BY:

/s/ Eric L. Kintzer                 22 Feb 98
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Eric L. Kintzer                     Date


/s/ Michael A. Braun                22 Feb 98
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Michael A. Braun                    Date
President & CEO